Exhibit 10.1

On December 5, 2005, following recommendations made by the consultant to the Executive Compensation Committee, the Board of Directors approved the 2006 compensation for non-employee directors under the stockholder approved 2005 Non-Employee Directors’ Stock Plan as follows:

All directors	$150,000
Audit Committee Chair	25,000
Audit Committee Members	10,000
Chair of Other Committees	15,000

Fifty percent of this compensation is paid in deferred stock units which are paid out in Company stock after the director leaves the Board. Directors may also choose to receive all or part of the remaining fifty percent in deferred stock units.

The Board also approved a transition from a calendar year compensation cycle to a Board service year (May to April) to simplify administration beginning May 2007.